Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of the NYSE Group, Inc. of our report dated March 8, 2005, except for Notes 3 and 14, as to which the date is July 18, 2005, relating to the financial statements of the New York Stock Exchange, Inc.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
March 8, 2006